Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
FIRST SOUTH BANK	Bruce Elder, CEO (252)-940-4936
PRESS RELEASE	Website: www.firstsouthnc.com
July 25, 2016

First South Bank Announces Purchase of Mortgage Servicing Rights Portfolio

Washington, North Carolina - First South Bank (the “Bank”), the wholly owned subsidiary of First South Bancorp, Inc. (NASDAQ: FSBK), is pleased to announce the purchase of mortgage servicing rights (MSRs) of 452 high-quality Freddie Mac and Fannie Mae loans with an unpaid principal balance of approximately $84.6 million. The purchase is subject to customary approval from the two investor agencies.

The purchase brings the Bank’s total value of MSRs to approximately $2.8 million and brings the total balance of mortgage loans serviced for others to approximately $376.9 million. The Bank is pleased to welcome these new customers and looks forward to serving their other financial needs as we have done for our clients for over 114 years. The selection of these mortgage loans to service was based on their quality as well as their geographic location. All of these loans are in the state of North Carolina and a significant portion of these borrowers reside within our Bank’s footprint.

Bruce Elder, First South Bank’s President and CEO, noted that “we are very excited about acquiring these MSRs. Adding this servicing portfolio to our existing book of business allows us to increase our level of noninterest income while improving our operating efficiency as we leverage the Bank’s resources. This transaction also gives us the opportunity to introduce our ‘You First’ banking principles to these new customers.”

First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services to business and individual customers. The Bank operates through its main office headquartered in Washington, North Carolina, and currently has 30 full service branch offices located throughout eastern and central North Carolina.

The Bank also provides a full menu of leasing services through its wholly-owned subsidiary, First South Leasing, LLC. In addition, under its First South Wealth Management division, the Bank makes securities brokerage services available through an affiliation with an independent broker/dealer.

Additional First South Bancorp, Inc. investor information may be accessed on our website at www.firstsouthnc.com.

The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.